Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement and Release (this “Agreement”) is entered into between David Tilis (referred to herein as “Tilis”), FinWise Bancorp f/k/a All West Bancorp (the “Holding Company”), and FinWise Bank (referred to herein as the “Bank”) as of June 16, 2022 (the “Effective Date”). Tilis, the Holding Company, and the Bank are sometimes collectively referred to herein as the Parties.

Recitals

A.
WHEREAS, Tilis’ employment as Senior Vice President – Director of Specialty Lending and Chief Strategy Officer with the Bank under a 2018 Employment Agreement (as amended from time to time, the “Employment Agreement”) ceased as of June 16, 2022 concurrently with the expiration of said Employment Agreement; and

B.
WHEREAS, the Parties wish to provide a means through which the Bank may utilize Tilis’ services as an independent consultant from the Effective Date until the one-year anniversary of the Effective Date (the “Term”);

,
NOW THEREFORE, in consideration of the premises, and the covenants, representations, releases and obligations contained herein, the receipt and sufficiency of which are expressly acknowledged by Tilis, the Holding Company and the Bank, the Parties hereto agree as follows:

1.
Consulting Services. Tilis shall be available to provide, to the Bank and the Holding Company and any of the Bank’s affiliates as requested by the Bank or the Holding Company, professional consulting services in the area of specialty lending and strategic partnerships, including, but not limited to, advising and consulting with Tilis’ successor(s), supporting the Bank’s efforts to maintain good relationships with existing Bank customers, identifying potential Bank customers, and related consulting services (the “Consulting Services”). It is understood and agreed that Tilis’ Consulting Services during the first six (6) payroll months (as defined herein) of the Term (the “Initial Period”) are not to exceed 60 hours per payroll month, nor 15 hours per week (without Tilis’ agreement), unless the Bank or Holding Company specifically requests Tilis’ Consulting Services in excess of such time allotments and Tilis agrees. It is further understood and agreed that Tilis’ Consulting Services after the Initial Period of the Term shall be as may be requested by the Bank, but not to exceed 5 hours per payroll month, unless the Bank or Holding Company specifically requests Tilis’ Consulting Services in excess of 5 hours per payroll month and Tilis agrees.

2.	Consideration.

a.
In consideration for the Consulting Services under this Agreement, the Bank will (in advance of each consecutive 30 day period (each, a “payroll month”) commencing upon the Effective Date) pay  Tilis, or a designated entity of Tilis’ choosing (provided such entity has a U.S. taxpayer identification number and the Bank is provided a Form W-9 therefor), a non-refundable fee of $300,000 for each payroll month (or portion thereof) during the Initial Period of the Term and $150,000 for the seventh through the twelfth payroll months of the Term; provided that the initial such payment may be made no later than June 30, 2022. In the first week of each payroll month during the Initial Period after the first such payroll month, unless otherwise requested by Tilis and permitted by the Bank, Tilis shall provide to the Bank a report generally describing the Consulting Services performed in the prior payroll month.

b.
It is further understood and agreed under this Section 2 that the Bank or the Holding Company shall, during the Term, provide Tilis (at the Bank’s or the Holding Company’s cost) with a life insurance policy of the Bank or Holding Company’s choice in the amount of all amounts payable to Tilis during the Term of this Agreement, the proceeds of which shall be payable to Tilis’ testamentary or statutory beneficiaries. The Bank or Holding Company’s provision of such a policy is contingent on Tilis’ reasonable efforts to cooperate with the Bank or Holding Company to obtain such a policy, and Tilis’ qualification for such a policy as determined by the life insurance provider.

c.
The Bank agrees to reimburse Tilis (promptly upon receipt of appropriate documentation) each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred by Tilis in connection with providing the Consulting Services.

d.
Notwithstanding the foregoing provisions of this Section 2 or this Agreement, if  Tilis is not paid the amounts due to him hereunder, and any such failure(s) are not remedied within five business days after written notice (email sufficing) of such non-payment, then all amounts due to Tilis during the Term shall become immediately due and payable and failure to make such payment immediately shall cause the then-due amount(s) to accrue interest at the rate of 18 percent per annum, compounded each calendar month, until paid in full.

3.
Termination of Agreement by Tilis or Abandonment; Forfeiture. This Agreement shall commence as of the Effective Date and shall remain in force through the Term, unless Tilis voluntarily terminates this Agreement by written notice of such termination at least fifteen days prior to the effective date thereof. In the event Tilis exercises his right to terminate this Agreement at any time prior to the expiration of the Term hereof, Tilis shall be deemed to have forfeited any right to future payments under Section 2 hereof not yet payable to Tilis as of the date of such termination, and to the Bank or Holding Company’s provision of a life insurance policy under Section 2.b hereof. Tilis’ forfeiture contemplated by the preceding sentence shall be received as liquidated damages, and not a penalty, and shall be in lieu (and in full satisfaction) of any other damages which may be alleged to arise based on Tilis’ termination of this Agreement under this Section 3 or Tilis’ failure to perform the Consulting Services.

4.
Termination of Agreement by the Bank or Holding Company. The Bank or Holding Company may terminate this Agreement only for cause, which for purposes of this Section 4 is defined as the commission of any act of criminal fraud or embezzlement by Tilis or his authorized representative(s) or agent(s) against the Holding Company, the Bank or any of their affiliates, the commission of any felony involving dishonesty by Tilis, or the violation of any formal written agreement, memorandum or order governing the Bank (and made known in writing to Tilis on or after the Effective Date) or Tilis issued by any federal or state regulatory authority having jurisdiction over the Holding Company or the Bank or Tilis. In the event the Bank terminates this Agreement for cause prior to the expiration of the Term hereof, Tilis shall be deemed to have forfeited any right to monthly payments under Section 2 hereof not yet payable to Tilis as of the date of such termination, and to the Bank or Holding Company’s provision of a life insurance policy under Section 2.b hereof.

5.	Agreement Supersedes All Prior Agreements; Releases.

a.
The Parties hereby agree that this Agreement and its terms supersede, replace, and discharge all terms, provisions, rights and obligations that existed, may have existed, or may currently exist under any prior agreement or agreements between the Parties or their representatives, whether written or oral, including but not limited to the Employment Agreement, which the Parties hereby acknowledge is terminated and expired by its terms.

b.
In consideration for amounts payable to Tilis under this Agreement, and other good and valuable consideration, Tilis, on his own behalf and on behalf of his heirs, successors, and assigns, and all persons claiming under Tilis, further hereby fully and forever unconditionally releases and discharges the Bank and all parent, subsidiary, and affiliated entities of the Bank, including but not limited to FinWise Bancorp f/k/a All West Bancorp (“FinWise Entities”), and any and all dba’s, affiliates or facilities of the FinWise Entities, and any past and present directors, trustees, officers, agents, employees, insurers, attorneys, independent contractors, and the successors and assigns of any of them (hereinafter referred to collectively in this Agreement as “Releasees”) from any and all allegations, charges, or claims that Tilis may have, or may have had, or may hereafter claim to have had, against any of the Releasees whether known or unknown, asserted or unasserted, including, but not limited to, any claims related to or arising out of Tilis’ Employment Agreement and any amounts Tilis may allege are owed under Section 9 or any other section thereof. Tilis waives and relinquishes as to the matters and things released herein any rights and benefits arising from the laws or statutes of any jurisdiction which limit the validity of a general release forgiving claims neither known nor suspected to exist at the time the release is executed, even if knowledge of the unknown claim would materially affect the releasor’s decision to execute such a general release. This release includes specifically, but not by way of limitation, any claims concerning wages, commissions, benefits, attorneys’ fees, severance pay, and all matters which may arise at common law or by federal or state statute, including but not limited to any charges or claims under the ADEA, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Family and Medical Leave Act, the ADA, the Utah Antidiscrimination Act, the New York State Human Rights Law, infliction of emotional distress, wrongful termination, breach of contract, and any other common law or statutory right arising from any source or jurisdiction. Notwithstanding the foregoing, nothing in this Agreement prohibits Tilis from participating in any investigation or proceeding conducted by an appropriately authorized federal, state, or local agency. Tilis hereby agrees that the release in this paragraph of Section 5 shall be in force and effect as of the Effective Date hereof and shall survive termination of the Consulting Services by Tilis hereunder, and the termination or expiration of this Agreement for any reason. Provided, however, that notwithstanding the foregoing release, the Parties acknowledge that the Bank owes and shall pay Tilis his bonus, if any, due for the period of his employment under the Employment Agreement during June 2022 and such bonus shall be calculated and paid to Tilis consistent with past practice, and in no event after July 2022.

c.
In consideration for the release granted by Tilis under this Agreement, and other good and valuable consideration, the Bank, on its own behalf and on behalf of its successors and assigns, and all persons claiming under the Bank, including without limitation all FinWise Entities, and any and all dba’s or facilities of the FinWise Entities (hereinafter referred to collectively in this Agreement as “FinWise Releasors”) hereby fully and forever unconditionally releases and discharges Tilis and his heirs, successors, and assigns (the “Tilis Parties”) and from any and all allegations, charges, or claims that the FinWise Releasors may have, or may have had, or may hereafter claim to have had, against the Tilis Parties whether known or unknown, asserted or unasserted, including, but not limited to, any claims related to or arising out of Tilis’ Employment Agreement. The FinWise Releasors waive and relinquish as to the matters and things released herein any rights and benefits arising from the laws or statutes of any jurisdiction which limit the validity of a general release forgiving claims neither known nor suspected to exist at the time the release is executed, even if knowledge of the unknown claim would materially affect the releasor’s decision to execute such a general release. Notwithstanding the foregoing, nothing in this Agreement prohibits the FinWise Releasors from participating in any investigation or proceeding conducted by an appropriately authorized federal, state, or local agency. The FinWise Releasors hereby agree that the Release in this Section 5 shall be in force and effect as of the Effective Date hereof and shall survive termination of the Consulting Services by Tilis hereunder, and the termination or expiration of this Agreement for any reason.  The Bank represents and warrants to Tilis, without limitation of any other provision of this Agreement, that it has all necessary power and authority to bind the FinWise Releasors to this Agreement and this Section 5, and acknowledges that this representation and warranty is intended to induce Tilis to enter into this Agreement.

6.	Confidentiality and Non-Disclosure; Non-Solicitation.

a.
Except as may be required in the course of his provision of Consulting Services with the Bank, Tilis shall not, at any time during or following the Term of this Agreement, disclose to any person or use any confidential information or proprietary data of the Bank, the Holding Company, or their subsidiaries, if any. Tilis agrees that all proprietary information concerning the Holding Company’s and/or the Bank’s relations with their customers is confidential information. The obligations of Tilis under this Section 6.a shall survive the termination of the Consulting Services and the expiration of this Agreement.

b.
Tilis agrees that during the Term Tilis will not directly or indirectly solicit, cause any other person to solicit, or assist any other person with soliciting any customer (as set forth on Exhibit A hereto) to become a customer of another financial institution.

c.
Exhibit B hereto is a list of prospective customers (“Scheduled Prospects”) who have signed a non-disclosure agreement (“NDA”) with the Bank and the date of execution of the NDA. On August 15, 2022, October 15, 2022, December 15, 2022, and March 15, 2023, the Bank shall provide an updated list setting forth all new prospects, who have not previously signed an NDA, and who have subsequent to the previous list signed an NDA and/or letter of intent (“LOI”) and the date of execution of such agreements. Tilis agrees that in respect of Scheduled Prospects set forth on Exhibit B hereto and on the updated lists, throughout the Term and thereafter until December 16, 2023, Tilis will not directly or indirectly solicit, cause any other person to solicit, or assist any other person with soliciting Scheduled Prospects to become customers of another financial institution, provided the Scheduled Prospect has signed an LOI with the Bank within six months of its execution of the NDA. There shall be no restriction with respect to a Scheduled Prospect who has not signed an LOI within six months of its execution of an NDA. Subsequent to March 15, 2023, the Bank shall promptly notify Tilis of all Scheduled Prospects who have signed an LOI.

d.
Tilis further agrees that, during the Term, Tilis will not directly or indirectly participate in the solicitation of any employee, consultant or agent of the Bank to cease their employment with the Bank or to accept employment or a consulting or agency position with any other person or entity; provided, that the use of (and hiring pursuant to) general solicitations for employment shall not be deemed a breach of this covenant as long as no employee, consultant, or agent of the Bank is specifically targeted using confidential information of the Bank or the Holding Company.

e.
The obligations of Tilis under this Section 6 shall be terminated without further action by any party if Tilis is not paid the amounts due to him hereunder or the fulfillment of any other duty of the Bank or the Holding Company hereunder and, after written notice (email sufficing) of such non-payment or non-performance, any such failure(s) are not remedied within five business days of such notice.

f.
Tilis agrees not to improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Tilis has an obligation of confidentiality, and Tilis will not bring onto the premises of the Bank, nor use for the benefit of the Bank, any property belonging to any former employer or any other person to whom Tilis has an obligation of confidentiality unless consented to in writing by that former employer or person. Tilis will use in connection with his Consulting Services with the Bank only information which is generally known and used by persons with training and experience comparable to Tilis’ training and experience, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Bank. The obligations of Tilis under this Section 6.e shall survive the termination of the Consulting Services and the expiration of this Agreement.

7.	Miscellaneous

a.
Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Bank and Tilis. Tilis is an independent consultant and not an employee of the Bank or any of its subsidiaries or affiliates. The consideration set forth in Section 2 hereof shall be the sole consideration due Tilis for the services rendered hereunder. It is understood that the Bank will not withhold any amounts for payment of taxes from the compensation of Tilis hereunder. Tilis will not represent to be or hold himself out as an employee of the Bank.

b.
Governing Law and Venue; Attorneys’ Fees. This Agreement shall be governed by, and interpreted and construed in accordance with the laws of Utah applicable to agreements made and fully to be performed in such state. The Parties further agree that this Agreement was negotiated, executed, and performed in the State of Utah. Further, and notwithstanding the foregoing, in the event that Tilis initiates a lawsuit against the Bank or the Holding Company arising out of or related to this Agreement, Tilis shall initiate such lawsuit in Salt Lake County, State of Utah. In the event that the Bank or the Holding Company initiates a lawsuit against Tilis arising out of or related to this Agreement or the Consulting Services, the Bank shall initiate such lawsuit in state or federal courts located in the Federal Courts having their seat in the Borough of Manhattan of the City, County, and State of New York; provided, that if Tilis no longer resides in the State of New York, and the Bank initiates a lawsuit against Tilis arising out of or related to this Agreement or the Consulting Services, such action shall be brought in the state or federal courts located in the State and County in which Tilis then resides, so long as Tilis resides in the contiguous United States; otherwise, such suit shall be brought in Salt Lake County, State of Utah.  Without limiting any other provision contained herein, in the event of any action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

c.
Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the Parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. Any amendments of this Agreement may be made only in a writing executed by the Holding Company, the Bank and Tilis, and no amendment of this Agreement shall be effective unless and until made in such a writing. All notices required to be provided hereunder shall be made in writing.

d.
Assignment. This Agreement is personal to Tilis and Tilis may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by Tilis’ legal representatives, executors or administrators. This Agreement may be assigned by the Holding Company and/or the Bank to any entity which acquires all or substantially all of the assets of the Holding Company existing at the time of such acquisition, or with or into which the Holding Company is consolidated or merged.

e.
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

f.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.  Electronic counterparts shall be permitted.

IN WITNESS WHEREOF, the Holding Company and the Bank have each caused this Agreement to be signed by its duly authorized officer, and Tilis has executed this Agreement, as of the Effective Date.

FinWise Bancorp

By:	/s/ Kent Landvatter
Name:	Kent Landvatter
Title:	President and Chief Executive Officer

FinWise Bank

By:	/s/ Kent Landvatter
Name:	Kent Landvatter
Title:	President and Chief Executive Officer

Consultant

By:	/s/ David Tilis
Name:	David Tilis